Exhibit 16.1

KPMG LLP
Two Manhattan West
375 9th Avenue, 17th Floor
New York, NY 10001

December 15, 2025
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We are currently principal accountants for Octave Specialty Group, Inc., formerly known as Ambac Financial Group, Inc., (the “Company”) and, under the date of March 6, 2025, we reported on the consolidated financial statements of Ambac Financial Group, Inc. and subsidiaries’ as of and for the years ended December 31, 2024 and 2023, and the effectiveness of internal control over financial reporting as of December 31, 2024. On December 10, 2025, we were notified that the Company selected Ernst and Young LLP as its principal accountant for the year ending December 31, 2026 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2025, and the effectiveness of internal control over financial reporting as of
December 31, 2025, and the issuance of our reports thereon. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 15, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s stated reason for changing principal accountants, the Company’s statement related to a competitive and extensive selection process, or the Company’s statements in Item 4.01(b).
Very truly yours,